Exhibit 23(b)

               CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the registration statement of RightCHOICE Managed Care, Inc., a Delaware Corporation (the "Registrant"), on Form S-8 of our reports dated February 9, 2000 related to the financial statements and financial statement schedules, except for Note 13 to the consolidated financial statements of RightCHOICE Managed Care, Inc., a Missouri Corporation, and Note 10 of the Blue Cross and Blue Shield of Missouri Historical Carve-Out financial statements, for which the date is March 9, 2000, and of our report dated March 23, 2000 relating to the balance sheet of the Registrant, which reports are included in the Registrant's Proxy Statement/Prospectus dated October 4, 2000.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
St. Louis, Missouri
December 4, 2000